Exhibit 99
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                                  PRESS RELEASE
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                           SMITHWAY MOTOR XPRESS CORP.
                              ANNOUNCES ACQUISITION

FORT DODGE, IOWA (PR Newswire) February 23, 1998 - Smithway Motor Xpress Corp. (Nasdaq/NMS: SMXC) announced today that it has signed an agreement to assume the freight operations and acquire the tractors, trailers, headquarters facility, and certain other assets of East West Motor Express, Inc. of Black Hawk, South Dakota.

William G. Smith, Smithway's Chairman, President, and Chief Executive Officer said, "We are very excited to add East West to the Smithway family. East West generated over $31 million in revenue during 1997. Adding their 225 trucks will raise our fleet to over 1,200 power units, further strengthening our market position. East West has been profitable, and we expect it to add to Smithway's earnings immediately."

East West is headquartered on Interstate 90 just outside of Rapid City, South Dakota, and provides regional flatbed and dry van service. Darwyn and David Stebbins, East West's owners, will be employed by Smithway and will provide continuity for the operations in Black Hawk. Smithway will pay fair market value for the equipment and headquarters facility plus a percentage of revenue for goodwill. This is Smithway's sixth acquisition since May 1995, and fourth since its June 1996 initial public offering. Smithway intends to continue its strategy of expanding both internally and through acquisitions.

The acquisition is contingent upon several factors, including due diligence, and is expected to close February 27, 1998.

Smithway is a truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market. Smithway's Class A Common Stock trades on the Nasdaq National Market under the symbol "SMXC."

                       For additional information contact:
                  G. Larry Owens, Executive Vice President and
                             Chief Financial Officer
                                 (515) 576-7418

This press release (paragraph 2) and statements made by the Company in reports to its stockholders and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recessions or downturns in customers' business cycles, excessive



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increases  in  capacity  within   truckload   markets,   decreased   demand  for
transportation services offered by the Company, rapid inflation and fuel price increases, increases in interest rates, and the availability and compensation of qualified drivers and owner-operators. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to stockholders and periodic reports on forms 10-K and 10-Q.




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